Exhibit 99.1

LIBERTY MEDIA REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2013 - Liberty Media Corporation (“Liberty Media”) (Nasdaq: LMCA, LMCB) today reported first quarter 2013 results. Highlights include(1):

•	SiriusXM reported strong Q1 results

◦	Subscribers grew by 453,000 to a record 24.4 million

◦	Record revenue of $897 million, up 12%

◦	Net income of $124 million, up 15%

◦	Adjusted EBITDA(2) grew 26% to $262 million

◦	Named Jim Meyer CEO

•	Completed investment in Charter Communications on May 1

◦	Own 27.3% of the outstanding equity

◦	Four Liberty designated directors appointed to Charter's board

◦	Secured $1.4 billion in financing

•	Repurchased $71 million of Liberty Media shares from February 1 through April 30

“We are extremely pleased with the operating results of our newest subsidiary, SiriusXM, which grew its subscriber base to over 24 million,” said Greg Maffei, President and CEO of Liberty Media. “After an extensive search, Jim Meyer was named CEO of SiriusXM. Jim has been an integral part of SiriusXM's success and we are excited for him to lead the company going forward. Last week we closed our investment in Charter Communications and secured $1.4 billion of financing. We look forward to working with Tom Rutledge, his team, and our fellow board members.”

Liberty Media
On January 11, 2013 Liberty Media was separated from Starz. Therefore, as of the first quarter of 2013 Liberty began presenting Starz as discontinued operations. Liberty acquired its controlling interest in SiriusXM on January 18, 2013 and has applied purchase accounting in consolidating the results of SiriusXM since that date. Prior to the acquisition of Liberty's controlling interest, we accounted for our investment in SiriusXM using the equity method.

Liberty Media's revenue increased $754 million to $789 million in the first quarter. Adjusted OIBDA increased $288 million to $271 million and operating income increased $192 million to $160 million. The increase in revenue, adjusted OIBDA and operating income was primarily due to the acquisition of a controlling interest in SiriusXM as discussed above.

SiriusXM
SiriusXM reported its stand-alone first quarter results on April 30, 2013. For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements. Liberty believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results are best understood in the context of SiriusXM's historical financial presentation. For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM, to those results as reported by Liberty, see Liberty's Form 10-Q for the quarter ended March 31, 2013.

Highlights of SiriusXM's earnings release included the following:

•	Subscribers grew by 453,000 to a record 24.4 million

•	Record revenue of $897 million, up 12%

•	Net Income of $124 million, up 15%

•	Adjusted EBITDA(2) grew 26% to a record $262 million

•	Free Cash Flow guidance increased

•	SiriusXM repurchased 209 million shares of common stock

All such amounts are representative of SiriusXM's stand-alone operating results and are not indicative of what is included in Liberty's financial statements due to certain purchase accounting adjustments resulting from our January 18, 2013 acquisition of SiriusXM. SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission.

Share Repurchases
From February 1, 2013 through April 30, 2013, 0.6 million shares of Series A Liberty Capital common stock (Nasdaq: LMCA) were purchased at an average cost per share of $110.11 for total cash consideration of $71.0 million. After the completion of the Starz separation on January 11, 2013 through April 30, 2013, 1.1 million shares of Series A Liberty Capital common stock (Nasdaq: LMCA) were purchased at an average cost per share of $110.15 for total cash consideration of $123.0 million. Since the reclassification of the original Liberty Capital tracking stock on March 4, 2008 through April 30, 2013, 59.6 million shares have been repurchased at an average cost per share of $34.01 for total cash consideration of $2.0 billion. These repurchases represent 46.1% of the shares outstanding at the time of the introduction of the original Liberty Capital stock. Liberty Media has approximately $327.0 million remaining under its current stock repurchase authorization.

Liberty Media Corporation owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM, Atlanta National League Baseball Club, Inc. and TruePosition, Inc., its interests in Charter Communications, Live Nation Entertainment and Barnes & Noble, and minority equity investments in Time Warner Inc., Time Warner Cable, and Viacom.

FOOTNOTES

1)
Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:00 a.m. (ET) on May 8, 2013. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For definitions of adjusted OIBDA and Adjusted EBITDA (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2013 to the same period in 2012.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's consolidated balance sheet and statement of operations to be included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	12/31/2012	3/31/2013
SiriusXM debt and equity(1)	$9,621	—
Live Nation debt and equity(2)	494	668
Barnes & Noble investment(3)	262	275
Other public holdings(4)	825	887
Total Liberty Media	$11,202	1,830

(1)
Represents the fair value of Liberty Media's debt and equity investments in SiriusXM. In accordance with GAAP, prior to consolidation, Liberty Media accounted for its equity investment in SiriusXM using the equity method of accounting and included this in its consolidated balance sheet at historical carrying value of $2,766 million at December 31, 2012. As previously disclosed, Liberty Media began consolidating SiriusXM in the first quarter of 2013.

(2)
Represents the fair value of Liberty Media's debt and equity investments. In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $406 million and $393 million at December 31, 2012 and March 31, 2013, respectively.

(3)	Represents the carrying value of Liberty Media's preferred equity investment in Barnes & Noble, which is accounted for at fair value.

(4)	Represents Liberty Media's other public holdings which are accounted for at fair value.

Cash and Debt
The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2012	3/31/2013
Cash and liquid investments(1)(2)	$670	1,991
Less: Short-term marketable securities	67	42
Less: Long-term marketable securities	—	49
Total Liberty Media Cash (GAAP)	$603	1,900

Debt:
SiriusXM senior notes(3)(4)	$—	1,700
SiriusXM exchangeable notes(3)(4)	—	491
Other debt	—	10
Total Liberty Media Debt	$—	2,201
Unamortized premium	—	218
Total Liberty Media Debt (GAAP)	$—	2,419

(1)	Includes $67 million and $42 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2012 and March 31, 2013, respectively.

(2)
Includes $49 million of marketable securities with an original maturity greater than one year as of March 31, 2013, which is reflected in investments in available-for-sale securities in Liberty's condensed consolidated balance sheet.

(3)	SiriusXM became a consolidated subsidiary of Liberty Media in the first quarter of 2013.

(4)	Outstanding principal amount of Senior Notes and Exchangeable Senior Subordinated Notes with no increase for the premium resulting from purchase accounting.

Total Liberty Media group cash and liquid investments increased $1.3 billion, primarily as a result of $1.2 billion in cash distributed from Starz, net cash acquired from the consolidation of SiriusXM and cash provided by operations during the quarter, primarily at SiriusXM. The cash inflows were partially offset by repurchases of common stock by Liberty and SiriusXM.

Included in consolidated cash and liquid investments is $207 million at SiriusXM. Although SiriusXM is a consolidated subsidiary, they are a separate public company with a significant noncontrolling interest, therefore Liberty may not have ready access to that cash. Total Liberty Media debt increased by $2.2 billion, as a result of debt acquired from the consolidation of SiriusXM.

Important Notice: Liberty Media Corporation (Nasdaq: LMCA, LMCB) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:00 a.m. (ET) on May 8, 2013. The call can be accessed by dialing (877) 741-4241 or (719) 325-4781 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 11:00 a.m. (ET) May 15, 2013, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 1316456. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertymedia.com/events. Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, new service and product launches, the continuation of our stock repurchase plans, our recent investment in Charter Communications, our consolidation of SiriusXM, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Media, changes in law and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	12/31/2012	3/31/2013
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$603	1,900
Trade and other receivables, net	25	237
Deferred income tax assets	—	1,018
Other current assets	211	303
Assets of discontinued operations - current	1,372	—
Total current assets	2,211	3,458
Investments in available-for-sale securities and other cost investments	1,392	1,266
Investments in affiliates, accounted for using the equity method	3,341	870

Property and equipment, at cost	329	1,963
Accumulated depreciation	(172)	(180)
	157	1,783
Intangible assets not subject to amortization
Goodwill	200	14,215
FCC licenses	—	8,600
Other	144	1,074
	344	23,889

Intangible assets subject to amortization, net	108	1,039
Other assets, at cost, net of accumulated amortization	32	91
Assets of discontinued operations	740	—
Total assets	$8,325	32,396

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$35	631
Current portion of debt	—	4
Deferred revenue	24	1,626
Deferred credit on executory contracts	—	166
Other current liabilities	33	25
Liabilities of discontinued operations - current	293	—
Total current liabilities	385	2,452

Long-term debt	—	2,415
Deferred income tax liabilities	817	2,346
Deferred revenue	37	147
Other liabilities	90	285
Liabilities of discontinued operations	564	—
Total liabilities	1,893	7,645

Equity:
Total stockholders' equity	6,440	14,277
Noncontrolling interests in equity of subsidiaries	(8)	10,474
Total equity	6,432	24,751
Commitments and contingencies
Total liabilities and equity	$8,325	32,396

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)

	Three months ended
	3/31/2012	3/31/2013
	amounts in millions
Revenue:
Subscriber revenue	$—	635
Other revenue	35	154
Total revenue	35	789

Operating costs and expenses:
Cost of subscriber services(1)
Revenue share and royalties	—	124
Programming and content	—	54
Customer service and billing	—	66
Other	—	22
Subscriber acquisition cost	—	97
Other operating expense(1)	25	42
Selling, general and administrative(1)	33	154
Depreciation and amortization	9	70
	67	629
Operating income (loss)	(32)	160

Other income (expense):
Interest expense	(3)	(11)
Dividend and interest income	22	12
Share of earnings (losses) of affiliates, net	12	17
Realized and unrealized gains (losses) on financial instruments, net	111	97
Gains (losses) on transactions, net	—	7,479
Other, net	2	(5)
	144	7,589
Earnings (loss) from continuing operations before income taxes	112	7,749
Income tax (expense) benefit	(40)	361
Earnings (loss) from continuing operations	72	8,110
Earnings (loss) from discontinued operations, net of taxes	79	—
Net earnings (loss)	151	8,110
Less net earnings (loss) attributable to the noncontrolling interests	1	48
Net earnings (loss) attributable to Liberty stockholders	$150	8,062

(1) Includes stock based compensation as follows:
Revenue share and royalties	$—	3
Programming and content	—	1
Customer service and billing	—	1
Other operating expense	—	3
Selling, general and administrative	6	33
	$6	41

LIBERTY MEDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Three months ended
	3/31/2012	3/31/2013
	amounts in millions
Cash flows from operating activities:
Net earnings	$151	8,110
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(79)	—
Depreciation and amortization	9	70
Stock-based compensation	6	41
Share of (earnings) losses of affiliates, net	(12)	(17)
Realized and unrealized (gains) losses on financial instruments, net	(111)	(97)
Losses (gains) on transactions, net	—	(7,479)
Deferred income tax expense (benefit)	31	(377)
Noncash interest expense	—	(18)
Other noncash charges (credits), net	4	5
Changes in operating assets and liabilities
Current and other assets	(7)	66
Payables and other liabilities	116	35
Net cash provided (used) by operating activities	108	339

Cash flows from investing activities:
Cash proceeds from dispositions of securities	87	—
Cash (paid) for acquisitions, net of cash acquired	—	408
Proceeds (payments) on financial instruments, net	(183)	—
Investments in and loans to cost and equity investees	(2)	(18)
Repayment of loans by cost and equity investees	21	17
Capital expended for property and equipment	(2)	(26)
Net sales (purchases) of short term investments and other marketable securities	(20)	(24)
Net (increase) decrease in restricted cash	691	—
Net cash provided (used) by investing activities	592	357

Cash flows from financing activities:
Repayments of debt	(750)	(1)
Repurchases of Liberty common stock	(79)	(140)
Subsidiary shares repurchased by subsidiary	—	(466)
Other financing activities, net	—	8
Net cash provided (used) by financing activities	(829)	(599)

Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	(14)	—
Cash provided (used) by investing activities	(11)	—
Cash provided (used) by financing activities	(1)	550
Change in available cash held by discontinued operations	26	650
Net cash provided (used) by discontinued operations	—	1,200
Net increase (decrease) in cash and cash equivalents	(129)	1,297
Cash and cash equivalents at beginning of period	970	603
Cash and cash equivalents at end of period	$841	1,900

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty Media, together with a reconciliation to operating income, as determined under GAAP. Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2012, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q12	2Q12	3Q12	4Q12	1Q13
Liberty Media
Revenue	$35	$135	$154	$44	$789

Adjusted OIBDA	(17)	17	30	(24)	271
Depreciation and amortization	(9)	(11)	(13)	(9)	(70)
Stock compensation expense	(6)	(5)	(7)	(28)	(41)
Operating Income (Loss)	$(32)	$1	$10	$(61)	$160

SCHEDULE 2

This press release also includes a presentation of Adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP. SiriusXM defines Adjusted EBITDA as follows: EBITDA is defined as net income before interest and investment income (loss); interest expense, net of amounts capitalized; income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to remove the impact of other income and expense, loss on extinguishment of debt as well as certain other charges discussed below. This measure is one of the primary non-GAAP financial measures on which SiriusXM (i) evaluates the performance of its businesses, (ii) bases its internal budgets and (iii) compensates management. Adjusted EBITDA is a non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization and (iii) share-based payment expense. The purchase price accounting adjustments include: (i) the elimination of deferred revenue associated with the investment in XM Canada, (ii) recognition of deferred subscriber revenues not recognized in purchase price accounting, and (iii) elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with an OEM and programming providers. SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of SiriusXM's operating performance, which provides useful information about its business apart from the costs associated with its physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this non-GAAP financial measure useful when analyzing its results and comparing its operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate its current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, its results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. We also believe the exclusion of share-based payment expense is useful given the significant variation in expense that can result from changes in the fair value as determined using the Black-Scholes-Merton model which varies based on assumptions used for the expected life, expected stock price volatility and risk-free interest rates.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM's statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM's operating results after giving effect for these costs, should refer to net income as disclosed in its consolidated statements of comprehensive income. Since adjusted EBITDA is a non-GAAP financial performance measure, SiriusXM's calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of SiriusXM's stand-alone net income to adjusted EBITDA is calculated as follows (in thousands):

	Unaudited
	For the Three Months Ended March 31,
	2013	2012

Net income (GAAP):	$123,602	$107,774
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,880
Operating expenses	(68,409)	(74,024)
Share-based payment expense (GAAP)	14,518	14,951
Depreciation and amortization (GAAP)	67,018	66,117
Interest expense, net of amounts capitalized (GAAP)	46,174	76,971
Loss on extinguishment of debt and credit facilities, net (GAAP)	—	9,971
Interest and investment (income) loss (GAAP)	(1,638)	1,142
Other (income) loss (GAAP)	(247)	578
Income tax expense (GAAP)	79,040	2,802
Adjusted EBITDA	$261,871	$208,162